EXHIBIT 10.13

               Employment Agreement, dated as of August 23, 1998,
                by and between Ohad Bashan and OTI America, Inc.

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                         PERSONAL EMPLOYMENT AGREEMENT

This agreement (the "Agreement") is made as of this 23rd day of August, 1998 (the "Effective Date"), between OTI America Inc., a Delaware corporation (the "Company") and Ohad Bashan (the "Executive").

                                    RECITALS

A. The Executive is employed by the Company's parent company - On Track Innovations Ltd. ("OTI"), under an employment agreement dated March 4, 1996, which shall terminate upon the Effective Date of this Agreement.

B. The Company and the Executive wish to enter into an agreement governing the terms of the Executive's employment with the Company as its president and CEO.

C. The Executive recognizes that he is being hired in a position of trust and confidence with the Company and that the Company needs to protect its proprietary and confidential information;

In consideration of the mutual agreements and representations contained in this Agreement, the Executive and the Company agree as follows:

1. Term of the Employment

   1.1 Term. The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement for an initial period of two years (the "Initial Term"), commencing on the Effective Date. After the expiration of the Initial Term, the term of this Agreement shall be extended for an additional two (2) year period (the "Additional Term"), unless (i) not later than six (6) months prior to the expiration date of the Initial Term, either party shall have given written notice to the other that the term shall not be so extended or (ii) the Agreement is terminated pursuant to Section 7. The Initial Term and the Additional Term, if and to the extent applicable, constitute the "Employment Period".

   1.2 Continuing Effect. Notwithstanding any termination or expiration of this Agreement for any reason, Sections 4 through 8 shall remain in full force and effect and be binding on the Executive and his legal representatives, successors and assigns.

2. Employment

   2.1 Position and Reporting. The executive's position at the time of hire shall be President and CEO. The Executive shall report to the board of directors of the Company (the "Board").

   2.2 Authority and Duties. The Executive shall faithfully and diligently exercise such authority, perform such duties and functions and

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       discharge such responsibilities as are reasonably associated with the
       Executive's position or assigned to him from time to time by the Company including, but not limited to (i) the management and maintenance of the Company's offices, (ii) the selection, recruitment and maintenance of staff sufficient to enable the Company to achieve its goals (iii) the development and finalization of a marketing plan for the Company, (iv) the marketing and sale of OTI's products and technology, and (v) fund raising from third parties to the Company. The Executive shall comply with the Company's policies and procedures as they may be in effect from time to time. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of the Company and shall not engage, directly or indirectly, in any work or engagement not within the scope of his employment with the Company pursuant to this agreement, other than with the Company's prior written consent.

   2.3 Reporting Requirements. The Executive shall keep the Board fully informed of his conduct of the business and affairs of the Company and shall supply to the Board such information as may be requested in connection with the business and affairs of the Company.

   2.4 Place of Business. The Executive will be based in the Company's offices in Santa Clara, California, USA.

3. Compensation and Benefits.

   3.1 Salary. The Executive's monthly gross salary at the date of hire will be $8,000 (eight thousand U.S. dollars), payable on the Company's regularly scheduled payroll dates. The Executive's salary shall be paid net of all deductions that are legally required or authorized by the Executive.

   3.2 Annual Bonus. The Executive shall be entitled to earn an annual bonus (the "Bonus"), not to exceed $40,000 (Forty Thousand Dollars) commencing on 1999, based on the satisfaction of certain revenue and activity goals to be established by the Company in its sole discretion following consultation with the Executive. The final determination as to the Executive's satisfaction of the pre-established goals and the amounts of any Bonus payout in relationship to such performance shall be made by the Company in its sole discretion. Except as otherwise specifically provided in this Agreement, the Executive shall have no right or entitlement to the Bonus or any part thereof unless he remains in the Company's employ through the last date of the fiscal year to which the Bonus, or any such part thereof, relates.

   3.3 Sales Bonus. Without derogating from the provisions of Section 3.2 above, the Executive shall be entitled to a sales bonus (the "Sales Bonus") expressed as the percentage set forth in the third column of the table below of Company's net revenues exceeding the minimal net

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       revenues amount set forth in the second column of such table actually received by the Company during the year set forth in the first column of such table, namely:

              Year            Minimal Net Revenues          Bonus
              ----            --------------------          -----
              1999                US$ 6 million              1%
              2000                US$ 12 million             1%

       To the extent payable to him, the Sales Bonus shall be paid by the Company to the Executive on a yearly basis, by no later than the 9th of the second calendar month in each calendar year ("Year") for the preceding Year.

       Following the Year 2000, the Company shall reconsider the terms of the Sales Bonus for the subsequent Years, taking into consideration the Executive's past performance and the Company's marketing forecast.

       In this Section, the term "Net Revenues" means - the revenues received by the Company from marketing and sale of OTI's products and technology not including any sales tax or other taxes imposed on the sale, discounts and rebates.

   3.4 Options. The Executive will be entitled to the following cumulative options to purchase ordinary shares of NIS 0.01 n.v. each ("Ordinary Shares") in OTI, under the terms and conditions of OTI's employee option plan, namely:

       3.4.1 The Executive's current option plan shall be accelerated so that all options allocated to him under such plan shall be of immediate vesting at the date of signature hereof.

       3.4.2 The Executive shall be entitled to receive for each period of twelve months of his employ hereunder, an option to purchase 10,000 Ordinary Shares for a price of US$ 4.5 per share, which shall vest in the Executive at the termination of each such twelve month period.

       3.4.3 In the event that the Executive shall succeed to raise funds for the Company from third parties (and for such purpose, it is clarified for the avoidance of doubt that VeriFone/HP is a third party), he shall be entitled to an additional option to purchase Ordinary Shares, for a price of US$ 4.5 per share, in a total amount equals to 0.5% of the total amount so raised, but in any event not more than 50,000 Ordinary Shares.

   3.5 Other Benefits. During the Employment Period, the Executive shall receive such other life insurance, pension, disability insurance, health insurance for the Executive and all members of his family, holiday, sick

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       pay, and other benefits which the Company may at its discretion extend, as a matter of policy, to its executive employees, and he shall be entitled to participate in any deferred compensation and other incentive plan that may be estalibhsed by the Company on the same basis as other executives of the Company. Without limiting the generality of the foregoing, the Executive shall be entitled to four (4) weeks paid vacation during each year of the Employment Period, which shall be scheduled by the Executive, subject to the business needs of the Company.

   3.6 Business Expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all documented reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with the Company's policies and procedures in effect from time to time.

   3.7 Car and Lodging Expenses. The Company shall reimburse to the Executive any expenses incurred by him for the rental of an apartment in the vicinity of the Company's offices, and for the purchase or lease of a car for his use and its insurance, provided that the Company's expenses under this Section shall not exceed the amount of US$ 48,000 (forty eight thousand U.S. dollars) per each Year of the Employment Period. In addition, the Company shall bear all insurance, maintenance and related expenses to such apartment, and all maintenance, gasoline and related expenses to such car.

   3.8 Organizational Expenses. The Company shall pay the Executive a one time payment of US$ 20,000 (twenty thousand U.S. dollars), upon his commencement of employ for the Company as organizational expenses.

   3.9 Wife Travel. The Company shall pay for two annual return flying tickets for the Executive's wife to Israel in tourist class, and shall further pay additional return flying tickets to Israel in respect of a visit required due to extraordinary events.

4. Agreement on Unfair Competition

   4.1 Duty of Loyalty and Good Faith. The Executive understands and agrees that the Executive owes the Company a duty of good faith and loyalty.

   4.2 Non-competition. The Executive agrees that during the Employment Period and for twelve (12) months after termination of the Executive's employment in which the Company is then doing business or preparing to do business, (i) solicit, directly or indirectly, for his own benefit of that of any other party, any client of the Company that had purchased a product or service from the Company at any time in the twelve (12) months preceding the date of termination or that the Company is then soliciting, for the purpose of marketing or distributing any product or

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       service in the field of contactless (including contact-contactless), smart cards; (ii) engage or otherwise deal, directly or indirectly, by himself or in connection with any other person, in the development, testing or marketing of any product of service in the field of contactless (including contact-contactless) smart cards.

   4.3 Non-solicitation of Employees. The Company value its employees and requires fair protection from the loss of those employees. Both during the Executive's employment with the Company and for a period of twelve
       (12) months following the date of the Executive's termination of employment, for any reason, the Executive shall not, directly or indirectly, solicit any employee to leave the Company's employment.

5. Confidentiality

   The confidentiality undertaking executed by the Executive towards OTI shall remain in effect and shall be deemed executed as well towards the Company.

6. Executive's Representation and Warranty

   The Executive represents and warrants that (i) the Executive's performance of all the terms of this Agreement and any services to be rendered as an employee of the Company do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding, including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by the Executive in confidence, trust, or otherwise, prior to the Executive's employment by the Company to which the Executive is a party or by the terms of which the Executive may be bound; (ii) the Executive shall not disclose to the Company or its clients, or induce the Company to use or disclose, any such proprietary information, knowledge or data belonging to any previous employer or others and the Executive will disclose to the Company the term and subject of any prior confidentiality or invention, agreement or agreements the Executive has entered into; and (iii) the Executive will not enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

7. Termination of Employment

   7.1 Termination Other Than For Cause. The Executive may terminate his employment under this Agreement without cause by giving ninety (90) days prior written notice to the Company. In its sole discretion, the Company may give the Executive ninety (90) days pay in lieu of such prior notice.

   7.2 Termination for Cause. The Company may terminate the Executive's employment effective immediately upon written notice, or on any other date specified in such notice, if he is convicted of a felony or for any one of the following conducts by the Executive: (i) an act of personal

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       dishonesty; (ii) a breach of fiduciary duty; (iii) the intentional failure after written notice to perform his assigned duties; (iv) a breach of any of the provisions of this Agreement that continues uncured for more than forty five (45) days after written notice thereof by the Company to the Executive; (v) substantial failure to meet the sales goals established by the Company from time to time due, in whole or in substantial part, to the Executive's fault; or (vi) in the event that the Company reasonably determines that the Executive does not use his best efforts to advance the Company's business or operations.

   7.3 Disability or Death. If, during the Employment Period, the Executive becomes physically or mentally incapacitated so that, for a period of
       (90) days, he is unable to perform for the Company substantially the same services as he performed prior to incurring such incapacity (the Company, at its option and expense, being entitled to retain a physician reasonably acceptable to the Executive to confirm the existence of such incapacity, and the determination of such physician to the binding upon the Company and the Executive), the Company may terminate the Executive's employment under this Agreement upon written notice. This Agreement shall automatically terminate upon the Executive's death.

8. Consequences of Termination

   8.1 Termination For Cause by the Company, Due to the Executive's Disability or Death or Without Cause by Executive. Upon termination of this Agreement by the Company pursuant to Sections 7.2 or 7.3, or by the Executive pursuant to Section 7.1, the Executive shall be entitled to receive only the compensation and benefits accrued but unpaid as of the date of termination and shall not be entitled to additional compensation or benefits, provided however that in the event of termination due to disability of the Executive, the Company shall verify that the Executive receives from his disability insurance policy issued in terms of Section
       3.5 above funds for the period immediately following such termination.

9. Miscellaneous provisions

   9.1 Entire Agreement, Amendments. Unless expressly stated herein, this Agreement constitutes the entire understanding of the parties and supersedes and annuls all oral or written representations or agreements, privileges or understandings between the parties; save as expressly provided in this Agreement the Executive shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with the Company. This Agreement may only be modified by an agreement in writing duly signed by both parties hereto.

   9.2 Severability. If any non material condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable,

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       such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

   9.3 Waiver. A waiver by a party of any of its rights under this Agreement shall not be effective unless made by a written instrument duly signed by such party.

   9.4 Governing Law. This Agreement shall be governed by the laws of the state of California, USA.

10. Notices

    The parties' addresses for the purpose of this Agreement are:
    OTI America Inc.:
    Address:
    Facsimile:
    with a copy to On Track Innovations Ltd.
    Address: Z.H.R. I.Z., Rosh Pina, 12000, Israel
    Facsimile: (972)-6-693 88 87
    Ohad Bashan:
    Address:
    Facsimile:

    and any notice sent by one party to the other as per the above addresses shall be considered as having reached its destination, if it was delivered by hand, at the time of its delivery; if it was sent by registered mail, on the first business day occurring following 96 hours from the time it was so dispatched; and if it was sent by facsimile or e-mail, on the first business day occurring following 48 hours from the receipt of the confirmation of regular transmission of the notice.

In witness whereof the parties have set their signatures hereunto:

/s/ OTI America Inc.                    /s/ Ohad Bashan
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 OTI American Inc.                        Ohad Bashan